EXHIBIT 21.1

Subsidiaries of KaloBios Pharmaceuticals, Inc.

Name	State/Country of Incorporation/Formation	Status
KaloBios, Ltd.	United Kingdom	Inactive
Celscia Therapeutics, Inc.	Delaware	Inactive